Ambac Financial Group Rebrands as Octave Specialty Group, Inc.
Cirrata Group and Beat Capital Partners Unite Under the Octave Brand as Octave Partners and Octave Ventures, Respectively
NEW YORK, November 10, 2025—Ambac Financial Group, Inc. (NYSE: AMBC) today announces it has rebranded to Octave Specialty Group, Inc. (“Octave”), marking the next phase of its transformation into a leading specialty insurance platform. The company will begin trading under its new ticker symbol “NYSE: OSG” on November 20, 2025.
The rebrand follows the successful sale of the company’s legacy financial guarantee business and signals Octave’s singular focus on building and acquiring high-performing managing general agency (MGA) businesses across the U.S., U.K., and Bermuda.
“Octave represents both the culmination of our multi-year transformation and the beginning of a bold new journey,” said Claude LeBlanc, President and Chief Executive Officer of Octave Specialty Group. “We are now a dynamic, diversified specialty insurance enterprise - harmonizing entrepreneurial, high-performing businesses under one shared vision.”
As part of the rebrand, the company’s holding entity will operate as Octave Specialty Group, with the entities comprising its insurance distribution division rebranded as:
•Cirrata Group becomes Octave Partners, the company’s acquisition division.
•Beat Capital Partners becomes Octave Ventures, its incubation division.
The company’s MGAs and its hybrid fronting carrier, Everspan Group, will continue to operate under their existing brands.
The new Octave brand identity — including a new logo, visual system, and website — reflects the company’s commitment to innovation, collaboration, and performance across its growing portfolio. Inspired by the harmony of distinct notes within an octave, the new brand reflects how Octave Specialty Group brings together diverse yet connected high-performing specialty businesses to create long term shareholder value.
“Octave captures who we are today — a family of unique, entrepreneurial businesses working in concert to deliver sustainable growth and long-term value,” LeBlanc added.

About Octave
Octave Specialty Group, Inc. is a global specialty insurance firm that builds, buys, and scales niche insurance distribution and underwriting businesses. With a focus on operational excellence, disciplined growth, and innovation, Octave is creating a harmonized portfolio of companies that deliver exceptional performance and long-term value for shareholders. For more information, visit www.octavegroup.com.

CONTACTS
Investors:
Karen Beyer
Managing Director, Investor Relations
kbeyer@octgavegroup.com

Media:
Kate Smith
Director, Corporate Communications
ksmith@octavegroup.com

Haggie Partners: David Haggie, Olivia Thomson, Finlay Gardner
octave@haggiepartners.com
+44 2075624444

Source: Octave Specialty Group, Inc.